Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RECORD RESULTS FOR THE

2011 FOURTH QUARTER AND YEAR

OKLAHOMA CITY, Oklahoma…February 28, 2012… LSB Industries, Inc. (NYSE: LXU) announced today record results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Financial Highlights Compared to Fourth Quarter 2010:

•	Net sales were $215.4 million, a 25% increase from $172.2 million;

•	Operating income was $41.6 million compared to $30.2 million;

•	Net income was $28.0 million compared to $18.0 million;

•	Net income applicable to common shareholders was $28.0 million compared to $18.0 million;

•	Diluted earnings per common share were $1.19 compared to $.79.

Year 2011 Financial Highlights Compared to Year 2010:

•	Net sales were $805.3 million, a 32% increase from $609.9 million;

•	Operating income was $136.4 million compared to $55.9 million;

•	Net income was $83.8 million compared to $29.6 million;

•	Net income applicable to common shareholders was $83.5 million compared to $29.3 million;

•	Diluted earnings per common share were $3.58 compared to $1.32.

Discussion of Fourth Quarter of 2011:

The $43.2 million increase in consolidated sales includes a $44.8 million or 46% increase in Chemical Business sales and a $3.5 million or 5% decrease in Climate Control Business sales.

The $11.4 million increase in consolidated operating income includes an increase of $17.9 million by the Chemical Business and a $6.3 million decrease by the Climate Control Business.

•

Although the increase in the Chemical Business operating income reflects higher overall selling prices and volumes, the increase was primarily a result of greater sales volumes and margins on urea ammonium nitrate (“UAN”) produced at the Cherokee Nitrogen and Pryor Chemical facilities.

•

In addition to lower comparable quarter sales, the decrease in the Climate Control Business operating income was due to higher material costs, change in product mix, an increase in selling expenses and the competitive environment resulting from continued lower construction activity.

Fourth Quarter—Chemical Business:

Sales for the Chemical Business were $142.0 million, a 46% increase over $97.3 million in 2010. Agricultural product sales were up $27.0 million, or 65%; which was attributable in part to UAN sales increasing significantly, both in tons shipped and selling prices primarily due to strong demand for UAN, driven by market demand for crop nutrients and global grain prices. Mining and industrial sales were up $13.1 million and $4.9 million, respectfully.

Operating income for the Chemical Business was $37.6 million, compared to $19.6 million in 2010. The increase was primarily due to higher sales volumes and prices in the agricultural sector.

Fourth Quarter—Climate Control Business:

Net sales for the Climate Control Business were $68.9 million, a 5% decrease from the fourth quarter 2010. The decrease was across all major sales categories and reflects a lower backlog of $48.4 million at the start of the 2011 fourth quarter as compared to $54.8 million one year earlier.

Climate Control’s operating income was $6.4 million compared to $12.7 million for the fourth quarter of 2010 due in great part to the decline in gross margin to 29.7% compared to 36.1% in the fourth quarter of 2010. The lower margin was due to a combination of factors, including: product mix, lower sales volume causing an under absorption of fixed overhead and lower margins resulting from the competitive environment caused by continued lower construction activity.

Bookings of new product orders were $60.8 million compared to $61.3 million in the final quarter of 2010. At December 31, 2011, backlog of confirmed customer product orders was $44.5 million compared to $48.4 million at September 30, 2011 and $47.6 million at December 31, 2010.

2011 Overview:

Consolidated net sales for 2011 were $805.3 million, or 32% ahead of 2010 reflecting a 46% or $160.8 million year-over-year increase in our Chemical Business and a 12% or $31.0 million increase in our Climate Control Business.

Consolidated operating income for 2011 was $136.4 million compared to $55.9 million for 2010. The 144% or $80.5 million increase was primarily attributable to the $84.6 million increase in our Chemical Business partially offset by the $2.6 million decrease in our Climate Control Business.

Chemical Business sales for the year were $511.9 million compared to $351.1 million for 2010, an increase of $160.8 million or 46%. Sales prices increased 30% and volume of tons sold increased 14%. Agricultural sales increased $96.0 million due to the strong market fundamentals for UAN and ammonia fertilizer and the full year of production and sales from the Pryor, Oklahoma facility (the “Pryor Facility”) supported by strong demand and higher sales prices. Year-over-year, industrial chemical product sales increased $34.9 million and mining product sales increased $29.8 million. While all product categories contributed to the increase in Chemical Business gross profit, most of it was due to higher margins on UAN and ammonia resulting from higher average selling prices relative to production costs. Additionally, we recognized an $8.6 million business interruption recovery in 2011, which was recorded as a reduction to cost of sales. In 2010, operating income benefitted from $7.3 million of gains from property insurance recoveries, which were included in other income.

The year-over-year increase in Climate Control Business sales included a 43%, 7% and 6% increase in hydronic fan coil sales, geothermal and water source heat pump sales, and other HVAC sales, respectively. From a market sector perspective, the increase is due to an improvement in commercial/institutional product sales partially offset by a decrease in residential product sales. This change in product mix, coupled with higher raw material and component costs, resulted in a lower gross profit as a percentage of sales, which accounted for the lower year-over-operating income in the Climate Control Business.

Interest expense was $6.7 million for 2011 compared to $7.4 million for 2010, a decrease of approximately $0.7 million due primarily from the 2011 conversions of the Company’s 5.5% Debentures to common stock, substantially all during the first quarter.

CEO’s Remarks:

Reviewing the year as a whole, Jack Golsen, LSB’s Board Chairman and CEO stated, “2011 was the best year in the history of our company in terms of sales, operating income and earnings per share. It also marks the first full year of operations of our Pryor Facility in our Chemical Business segment and the opening of our new modular chiller plant in our Climate Control Business segment. These achievements were accomplished while further strengthening our balance sheet by reducing long-term debt, increasing LSB’s net worth and building our cash position.”

He continued, “Our fourth quarter results were strong due to significant increases in our Chemical Business’ sales and operating income. Sales in the Chemical segment increased 46% and operating income increased 91%, reflecting the strong demand for nitrogen fertilizer accompanied by lower natural gas prices and increases in industrial and mining products sales volumes. The first full year of production and sales in our Pryor Facility had a significant impact on the top and bottom line results for the quarter and the year.

“Because grain stocks are low versus demand, we expect that the corn planted in the spring will reach an estimated 93-94 million acres and will require near-record levels of nitrogen fertilizer to optimize the yield. Despite downward pressure on fertilizer prices during the winter months, we believe the agricultural outlook for 2012 is positive.

“Although our Climate Control Business reported lower numbers quarter over quarter, for the full year sales were up. We have maintained market share in our primary markets and have performed well in a very difficult construction cycle. The replacement and retrofit business has been more active during the current downturn of the construction cycle. While market research firms are only forecasting modest growth in 2012, a number of indicators, including the Architectural Billing Index and McGraw-Hill’s Construction Market Forecasting Service are indicating that both commercial and residential construction may improve sooner rather than later.

“Although there is still uncertainty in the global and US economies and despite the fact that there was some downward pressure on fertilizer prices during the winter months, we believe the outlook for 2012 is positive.”

In closing Mr. Golsen stated, “At LSB we have continued to take a long-term approach to managing the company and building for the future. We believe that we have not yet realized our full potential, and that as the economy strengthens we should benefit from the investments we have made.”

Conference Call

LSB’s management will host a conference call covering the 2011 fourth quarter and full year results and recent corporate developments today, Tuesday, February 28, 2012 at 5:15 pm ET/4:15 pm CT. Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 201-493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsb-okc.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils and modular geothermal chillers, and large custom air handlers; and the manufacture and sale of chemical products for the agricultural, mining, and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but not limited to, that in our Chemical Business, we expect that the corn planted in the spring will reach an estimated 93-94 million acres and will require near-record levels of nitrogen fertilizer to optimize the yield; we believe the agricultural outlook for 2012 is positive; regarding our Climate Control Business, that both commercial and residential construction may materialize sooner rather than later; we believe the outlook for 2012 is positive; and, we believe that we have not yet realized our full potential, and that as the economy strengthens we should benefit from the investments we have made. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, the fertilizer outlook could be affected by significant changes in commodity prices, acres planted or weather conditions, general economy not improving as anticipated, our facilities not producing as anticipated and other factors set forth under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2011, for a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter.

# # #

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Years and Three Months Ended December 31, 2011 and 2010

	September 30,	September 30,	September 30,	September 30,
	Year Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010
	(In Thousands, Except Share and Per Share Amounts)
Net sales	$805,256	$609,905	$215,364	$172,155
Cost of sales	582,238	471,280	152,543	126,383

Gross profit	223,018	138,625	62,821	45,772

Selling, general and administrative expense	86,343	89,720	21,606	18,945
Provisions for losses on accounts receivable	347	145	187	159
Other expense	3,823	1,262	1,291	687
Other income	(3,938)	(8,427)	(1,903)	(4,248)

Operating income	136,443	55,925	41,640	30,229

Interest expense	6,658	7,427	1,177	1,484
Losses on extinguishment of debt	136	52	—	—
Non-operating other expense (income), net	—	(53)	3	(5)

Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	129,649	48,499	40,460	28,750
Provisions for income taxes	46,208	19,787	12,626	10,966
Equity in earnings of affiliate	(543)	(1,003)	(168)	(284)

Income from continuing operations	83,984	29,715	28,002	18,068

Net loss from discontinued operations	142	141	14	19

Net income	83,842	29,574	27,988	18,049

Dividends on preferred stocks	305	305	—	—

Net income applicable to common stock	$83,537	$29,269	$27,988	$18,049

Weighted average common shares:
Basic	21,962,294	21,168,184	22,295,625	21,127,215

Diluted	23,499,242	23,273,894	23,500,380	23,313,871

Income per common share:
Basic
Income from continuing operations	$3.81	$1.39	$1.26	$.85
Net loss from discontinued operations	(.01)	(.01)	—	—

Net income	$3.80	$1.38	$1.26	$.85

Diluted
Income from continuing operations	$3.59	$1.33	$1.19	$.79
Net loss from discontinued operations	(.01)	(.01)	—	—

Net income	$3.58	$1.32	$1.19	$.79

(See accompanying notes)

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Years and Three Months Ended December 31, 2011 and 2010

Note 1:	Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements. Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock, plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions (benefits) for income taxes are as follows:

	September 30,	September 30,	September 30,	September 30,
	Years Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010
	(In Thousands)
Current:
Federal	$33,006	$13,723	$8,509	$8,664
State	4,514	3,754	(2,355)	2,317

Total current	$37,520	$17,477	$6,154	$10,981

Deferred:
Federal	$7,543	$1,602	$5,611	$(424)
State	1,145	708	861	409

Total deferred	$8,688	$2,310	$6,472	$(15)

Provisions for income taxes	$46,208	$19,787	$12,626	$10,966

The current provision for federal income taxes shown above includes regular federal income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes. The current provision for state income taxes includes regular state income tax and provisions for uncertain tax positions.

The deferred tax provision results from the recognition of changes in our prior year deferred tax assets and liabilities, and the utilization of state NOL carryforwards and other temporary differences.

Note 3	Information about the Company’s operations in different industry segments for the years and three months ended December 31, 2011 and 2010 is detailed on the following page.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Years and Three Months Ended December 31, 2011 and 2010

	September 30,	September 30,	September 30,	September 30,
	Year Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010
	(In Thousands)
Net sales:
Climate Control	$281,565	$250,521	$68,937	$72,476
Chemical	511,854	351,086	142,034	97,258
Other	11,837	8,298	4,393	2,421

	$805,256	$609,905	$215,364	$172,155

Gross profit: (1)
Climate Control	$88,178	$86,364	$20,489	$26,169
Chemical	130,687	49,295	40,898	18,664
Other	4,153	2,966	1,434	939

	$223,018	$138,625	$62,821	$45,772

Operating income: (2)
Climate Control	$32,759	$35,338	$6,402	$12,706
Chemical	116,503	31,948	37,580	19,638
General corporate expenses and other business operations, net	(12,819)	(11,361)	(2,342)	(2,115)

	136,443	55,925	41,640	30,229

Interest expense	(6,658)	(7,427)	(1,177)	(1,484)
Losses on extinguishment of debt	(136)	(52)	—	—
Non-operating other income (expense) net:
Climate Control	2	3	1	2
Chemical	1	7	—	1
Corporate and other business operations	(3)	43	(4)	2
Provisions for income taxes	(46,208)	(19,787)	(12,626)	(10,966)
Equity in earnings of affiliate, Climate Control	543	1,003	168	284

Income from continuing operations	$83,984	$29,715	$28,002	$18,068

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Years and Three Months Ended December 31, 2011 and 2010

(1)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)

Our chief operating decision makers use operating income by business segment for purposes of making decisions that include resource allocations and performance evaluations. Operating income by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30,	September 30,
	December 31,
	2011	2010
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$124,929	$66,946
Restricted cash	31	31
Short-term investments	10,005	10,003
Accounts receivable, net	87,351	74,259
Inventories	59,506	60,106
Supplies, prepaid items and other:
Prepaid insurance	5,953	4,449
Precious metals	17,777	12,048
Supplies	7,513	6,802
Fair value of derivatives and other Prepaid income taxes Other	53 8,679 2,034	1,454 — 1,174

Total supplies, prepaid items and other	42,009	25,927

Deferred income taxes	4,275	5,396

Total current assets	328,106	242,668

Property, plant and equipment, net	164,547	135,755

Other assets:
Investment in affiliate	2,910	4,016
Goodwill	1,724	1,724
Other, net	4,722	3,818

Total other assets	9,356	9,558

	$502,009	$387,981

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30,	September 30,
	December 31,
	2011	2010
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$57,891	$51,025
Short-term financing	5,646	3,821
Accrued and other liabilities	28,677	31,507
Current portion of long-term debt	4,935	2,328

Total current liabilities	97,149	88,681

Long-term debt	74,525	93,064

Noncurrent accrued and other liabilities	15,239	12,605

Deferred income taxes	21,826	14,261

Commitments and contingencies

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 26,638,285 shares issued (25,476,534 at December 31, 2010)	2,664	2,548
Capital in excess of par value	162,092	131,845
Retained earnings	153,888	70,351

	321,644	207,744
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	293,270	179,370

	$502,009	$387,981